Exhibit 10.1

INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

By and Between

Office for Fine Architecture Limited

and

Alan To AI Consultancy Co. Limited

Effective Date: March 31, 2026

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

This Intellectual Property Assignment and Co-Ownership Agreement (this “Agreement”) is dated as of March 31, 2026 (the “Effective Date”), by and between Office for Fine Architecture Limited, a company incorporated under the laws of Hong Kong, whose registered office is at Unit B, 16/F., Easy Tower, 609 Tai Nan West Street, Cheung Sha Wan, Hong Kong (“Buyer”), and Alan To AI Consultancy Co. Limited, a company incorporated under the laws of Hong Kong, whose registered office is at Unit 03, 11/F, 383 King’s Road, North Point, Hong Kong (“Seller”). Buyer and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	Buyer and Seller are parties to that certain Co-Development Agreement, dated as of May 23, 2025 (the “Co-Development Agreement”), pursuant to which Seller agreed to provide certain co-development services relating to the QIKBIM system and related deliverables.

B.	Pursuant to the Co-Development Agreement, Buyer and/or its affiliates have paid to Seller an aggregate amount of US$11,994,800 as of the Effective Date in connection with the development of the QIKBIM system and related deliverables (the “Historical Payments”), and an unpaid amount of US$2,998,700 remains outstanding as of the Effective Date in respect of the Co-Development Agreement (the “Final Installment”), which the Parties have agreed in this Agreement shall be paid by Buyer to Seller on or before December 31, 2026.

C.	The Parties have considered the Independent Valuation Report and, through arm’s-length commercial negotiation, now desire that, in lieu of Buyer holding only a time-limited exclusive license and purchase option structure, Buyer shall acquire, and Seller shall assign to Buyer, a 50% undivided co-ownership interest in the Acquired IP (as defined below), while Buyer shall retain sole and final governance and commercialization authority as set forth herein.

D.	The Parties further desire to provide that the Historical Payments and the Final Installment shall be credited and applied toward the negotiated Purchase Price for the Acquired Interest, and that the remaining balance of the Purchase Price shall be payable by Buyer to Seller as supplemental deferred consideration in accordance with this Agreement.

E.	The Parties further acknowledge that the acquisition of the Acquired Interest and the related governance arrangements shall become effective on the Effective Date, notwithstanding that the Final Installment and the Supplemental Consideration may be paid after the Effective Date in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I. DEFINITIONS

“Acquired Interest” means the fifty percent (50%) undivided co-ownership interest in the Acquired IP assigned by Seller to Buyer pursuant to Section 2.1.

“Acquired IP” means all right, title and interest owned or controlled by Seller in and to the QIKBIM system relating to, incorporating, enabling or required for the United States standards and Hong Kong standards adaptation and commercialization version, including, to the extent owned or controlled by Seller, all source code, object code, scripts, rule engines, models, algorithms, APIs, repositories, data structures, technical documents, deployment materials, test materials, manuals, architecture diagrams, product documentation, branding elements used for the QIKBIM Business, all updates, upgrades, modifications, derivative works, improvements and enhancements thereof, and all Seller-owned or Seller-controlled rights necessary to use, operate, maintain, modify and commercialize the QIKBIM Business; provided that the Acquired IP shall not be limited solely to the user-interface adaptation layer and shall include all Seller-owned or Seller-controlled rights necessary for the practical operation and commercialization of the QIKBIM Business. For the avoidance of doubt, Excluded IP shall not form part of the Acquired IP, except to the extent Seller is required under this Agreement to ensure Buyer’s continuous practical ability to exercise the rights granted herein.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day other than a Saturday, Sunday or public holiday on which licensed banks are generally open for business in Hong Kong.

“Buyer-Funded Development Amounts” means all amounts funded, advanced or incurred by Buyer or any of its Affiliates after the Effective Date for the development, maintenance, enhancement, hosting, remediation or commercialization of the Acquired IP or the QIKBIM Business, to the extent not reimbursed by Seller.

“Closing” means the consummation of the transactions contemplated by this Agreement, which shall occur simultaneously with the execution and delivery of this Agreement unless otherwise expressly provided herein.

“Co-Development Agreement” has the meaning set forth in Recital A.

“Historical Payments” means the aggregate amount of all amounts actually paid by Buyer and/or any of its Affiliates to Seller under the Co-Development Agreement as of the Effective Date, in the amount of US$11,994,800.

“Final Installment” means the fixed unpaid balance in the amount of US$2,998,700 outstanding as of the Effective Date in respect of the Co-Development Agreement, which the Parties have agreed pursuant to this Agreement shall be paid by Buyer to Seller on or before December 31, 2026.

“Supplemental Consideration” means US$2,506,500, being the portion of the Purchase Price remaining after application of the Historical Payments and the Final Installment.

“Independent Valuation Report” means the valuation report prepared by the mutually acknowledged third-party valuation advisor in respect of the fair value of the applicable QIKBIM IP and related rights, which report the Parties have considered as a reference point in determining the Purchase Price through arm’s-length commercial negotiation.

“Net Monetization Proceeds” means all gross cash proceeds actually received by either Party from the licensing, sublicensing, commercialization, distribution, monetization, enforcement or other exploitation of the Acquired IP, less: (a) third-party commissions, channel fees and transaction taxes actually borne; (b) out-of-pocket enforcement costs; and (c) Buyer-Funded Development Amounts to the extent recoverable in accordance with Section 5.2.

“Permitted Seller Fundamental Matters” means only the following limited matters requiring Seller’s prior written consent: (a) any amendment to the 50/50 economic split of Net Monetization Proceeds expressly set forth in this Agreement; (b) any voluntary sale of all or substantially all of the Acquired IP to an unrelated third party; (c) any voluntary abandonment of all material rights in the Acquired IP without replacement; and (d) any written amendment or arrangement that would require Seller to contribute any additional capital or other funding obligation in respect of the Acquired IP or the QIKBIM Business, or that would reduce Seller’s express fifty percent (50%) economic sharing rights, in each case other than as expressly provided in this Agreement. For the avoidance of doubt, Permitted Seller Fundamental Matters shall be interpreted narrowly and shall not include any right to participate in day-to-day operational, technical, budgetary, product, customer, pricing, licensing, channel, branding, compliance or commercialization decisions.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

“Person” means any natural person, corporation, company, partnership, trust, governmental authority or other legal or business entity.

“QIKBIM Business” means the business of developing, marketing, licensing, maintaining, improving and commercializing the QIKBIM system and related products and services globally.

“Seller Retained Interest” means the fifty percent (50%) undivided co-ownership interest in the Acquired IP retained by Seller after Closing, subject in all respects to this Agreement.

“Underlying Rights” means all third-party or upstream rights, licenses, consents, source-code access rights, tools, algorithms, modules, components, services and other rights necessary for the Acquired IP and the QIKBIM Business to function, to be maintained, to be modified and to be commercialized as contemplated by this Agreement.

ARTICLE II. SALE AND ASSIGNMENT; PURCHASE PRICE; CLOSING

2.1 Assignment of Acquired Interest.

Subject to the terms and conditions of this Agreement, at the Closing Seller hereby irrevocably sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby acquires from Seller, the Acquired Interest, free and clear of all liens, encumbrances, security interests, pledges, options, claims and restrictions of any nature other than those created by this Agreement. The assignment effected by this Section 2.1 shall include, without limitation, a present assignment of all applicable rights to sue and recover for past, present and future infringement, misappropriation or other violation of the Acquired IP to the extent relating to the Acquired Interest.

2.2 Purchase Price.

The aggregate purchase price for the Acquired Interest (the “Purchase Price”) shall be US$17,500,000. The Parties acknowledge that the Purchase Price was determined through arm’s-length commercial negotiation informed by, and with reference to, the Independent Valuation Report, together with the Parties’ assessment of the development status, commercialization prospects, capital requirements, risk allocation and strategic value of the QIKBIM Business.

2.3 Escrow; Application of Historical Payments; Final Installment; Supplemental Consideration.

A. On the Effective Date and automatically without any further action by either Party, the Historical Payments shall be credited and applied, dollar-for-dollar, against the Purchase Price. Buyer shall pay the Final Installment of US$2,998,700 to Seller on or before December 31, 2026 pursuant to the agreement of the Parties set out in this Agreement, and upon such payment the Final Installment shall be credited and applied against the Purchase Price. Buyer shall further pay to Seller the Supplemental Consideration of US$2,506,500 on or before December 31, 2026. Any unpaid Final Installment or Supplemental Consideration not paid when due shall accrue simple interest from the due date until paid at a rate of three percent (3%) per annum or the maximum rate permitted by applicable law, whichever is lower. For the avoidance of doubt, any delay or failure by Buyer to pay any portion of the Purchase Price when due shall not unwind, rescind or automatically reverse the assignment of the Acquired Interest effected on the Effective Date, and Seller shall be entitled to pursue recovery of the unpaid amount, accrued interest and any other remedies available under this Agreement or applicable law. The Parties agree that the Historical Payments, the Final Installment and the Supplemental Consideration together constitute full satisfaction of the Purchase Price.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

B. As part of the transaction arrangement contemplated by this Agreement, Buyer shall deposit US$880,000 (the “Escrow Amount”) into an escrow account designated by Buyer promptly following the execution of this Agreement. The Escrow Amount shall constitute part of, and not in addition to, the Purchase Price and shall be credited against the Supplemental Consideration when released to Seller. Unless otherwise agreed by the Parties in writing, the Escrow Amount shall be held in escrow and released to Seller on or before December 31, 2026 pursuant to the written instructions of Buyer and Seller.

2.4 Effective Date; Simultaneous Signing and Closing.

The execution of this Agreement and the Closing shall occur on the Effective Date. The Closing and the transfer of the Acquired Interest and the control package contemplated hereby shall be deemed effective as of 12:01 a.m. Hong Kong time on the Effective Date, notwithstanding that the Final Installment may be paid after the Effective Date in accordance with Section 2.3.

2.5 Closing Deliveries.

At the Closing, Seller shall deliver or cause to be delivered to Buyer: (a) such executed confirmatory assignments and other instruments as Buyer may reasonably require to perfect the assignment contemplated hereby; (b) complete source-code repository access, administrator-level credentials, repository lists and branch / version history materials then available to Seller; (c) the principal deployment guides, architecture documents, admin manuals, user manuals, API materials and test / UAT materials then available to Seller; (d) an officer’s certificate covering authority, bringing down in all material respects the accuracy of Article VII as of the Closing, confirming that Seller is not aware of any exception not previously disclosed in writing to Buyer before the Effective Date, and further confirming title, no undisclosed restrictions, no hidden lockout or disabling functionality and no conflicting grants; (e) the contributor and contractor IP assignment confirmations and open-source / third-party component list then available to Seller, together with written confirmation regarding any required third-party consents; and (f) the transition-support and knowledge-transfer package contemplated by Article VI, including the key personnel list, support contacts, hosting / server / data storage / key / access-rights inventory and contingency arrangements then available to Seller.

ARTICLE III. NATURE OF CO-OWNERSHIP; SCOPE OF RIGHTS; RELATIONSHIP TO PRIOR AGREEMENTS

3.1 Nature of Co-Ownership.

Following the Closing, Buyer and Seller shall hold the Acquired IP as contractual co-owners in the percentages set forth herein. Such co-ownership shall constitute an undivided co-ownership of rights solely as provided in this Agreement and shall not create any partnership, joint venture, fiduciary relationship or other association between the Parties except as expressly set forth herein.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

3.2 Buyer Control Overrides Default Co-Ownership Rules.

The Parties expressly agree that any statutory, common-law or equitable default rule that might otherwise require joint consent or equal management rights among co-owners shall be contractually displaced by the terms of this Agreement. Without limiting the foregoing, Buyer shall have the sole and final decision-making authority set forth in Article IV, and Seller’s rights with respect to the Acquired IP shall be limited to the economic and expressly reserved consent rights set forth herein.

3.3 Supersession and Amendment of Prior Arrangements.

As of the Effective Date, this Agreement amends, restates, replaces and supersedes, solely with respect to the Acquired IP and the transactions contemplated hereby, the option-to-purchase mechanics, exclusivity and license mechanics, acquisition-cost conversion mechanics, treatment and agreed payment timing of the Final Installment, governance arrangements and any other provisions of the Co-Development Agreement and any related side letters or oral understandings that are inconsistent with this Agreement. For the avoidance of doubt, only the following provisions of the Co-Development Agreement shall continue in effect after the Effective Date, and only to the extent not inconsistent with this Agreement: confidentiality obligations, accrued payment obligations arising prior to the Effective Date, and any provisions that expressly survive termination by their terms or by applicable law. In the event of any conflict between this Agreement and the Co-Development Agreement with respect to the Acquired IP or the QIKBIM Business, this Agreement shall control.

3.4 Seller Obligation to Deliver Sufficient Rights.

Notwithstanding any carve-out for Excluded IP or third-party-owned background technology, Seller shall remain responsible for using commercially reasonable efforts to enable Buyer to receive and continuously exercise the rights expressly granted under this Agreement, including the rights reasonably necessary to use, access, operate, maintain, modify, improve, host, deploy, market, license, sublicense and otherwise commercialize the Acquired IP and the QIKBIM Business as contemplated by this Agreement. To the extent any Underlying Right is required for the foregoing and is within Seller’s control or contractual reach, Seller shall use commercially reasonable efforts to provide, preserve or procure continuation of such Underlying Right and shall promptly notify Buyer of any material issue of which Seller becomes aware.

3.5 No Implied Reservation Against Buyer.

Any right not expressly reserved to Seller in this Agreement shall be deemed vested in or controlled by Buyer for governance and operational purposes. In the event of any ambiguity, this Agreement shall be interpreted in a manner that gives effect to the Parties’ agreed commercial allocation of rights, namely Buyer’s governance and operational control over the Acquired IP and the QIKBIM Business and Seller’s economic rights expressly set forth in this Agreement.

ARTICLE IV. GOVERNANCE; ABSOLUTE CONTROL; RESTRICTIONS; CALL RIGHT

4.1 Buyer Sole and Final Authority.

From and after the Effective Date, Buyer shall have the sole and final right, power and authority to manage, control and direct all operational, technical, strategic and commercial matters relating to the Acquired IP and the QIKBIM Business, including, without limitation: (a) product roadmap; (b) feature prioritization; (c) technical architecture; (d) source-code branch control; (e) software releases and deployment timing; (f) further development, modification, enhancement and derivative works; (g) branding and naming; (h) pricing, discounts and commercial terms; (i) customer contracting, channel arrangements and distribution strategy; (j) licensing and sublicensing; (k) litigation and enforcement strategy; (l) settlement strategy; (m) cloud deployment and hosting; (n) data governance and system security; (o) budgets and resource allocation; (p) support models; and (q) compliance and public-company process relating to the Acquired IP and the QIKBIM Business.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

4.2 Limited Seller Consent Matters.

Seller shall not have any veto, approval or consultation right with respect to any matter except for the Permitted Seller Fundamental Matters. For the avoidance of doubt, no day-to-day operational, budgetary, technical, product, customer, channel, licensing, pricing or compliance matter shall constitute a Permitted Seller Fundamental Matter, and Buyer’s determination shall control in any case of uncertainty.

4.3 Seller Negative Covenants.

Without Buyer’s prior written consent, Seller shall not, directly or indirectly: (a) transfer, assign, sell, pledge, encumber or otherwise dispose of the Seller Retained Interest; (b) grant or purport to grant any license, sublicense, commercialization right, access right or similar right to any third party with respect to the Acquired IP; (c) challenge the validity, enforceability or ownership of the Acquired IP or this Agreement; (d) use the Acquired IP or any substantially similar derivative thereof to compete with the QIKBIM Business; (e) take or omit to take any action that would impair Buyer’s practical control of the Acquired IP or the QIKBIM Business; or (f) create or permit any restriction or adverse claim affecting the Acquired IP or Buyer’s exercise of rights hereunder.

4.4 Buyer Call Right.

Buyer shall have the irrevocable option (the “Call Right”), exercisable by written notice to Seller, to acquire all or any portion of the Seller Retained Interest upon the occurrence of: (a) any material breach by Seller of this Agreement; (b) any attempted transfer or encumbrance of the Seller Retained Interest in violation of this Agreement; (c) any failure, interruption, suspension, revocation or dispute relating to any Underlying Right that materially impairs the Acquired IP or the QIKBIM Business; (d) any insolvency event relating to Seller; or (e) any event that materially impairs Buyer’s practical control of, or ability to commercialize, the Acquired IP or the QIKBIM Business. The purchase price for any exercise of the Call Right shall be the then-current fair value of the applicable interest as determined by an independent valuer, less any amounts that are then due and unpaid to Buyer or that have been finally determined by agreement of the Parties, arbitral award or court order to be subject to indemnification or set-off in favor of Buyer.

4.5 Buyer Sublicensing and Global Commercialization Rights.

Buyer shall have the unrestricted right, in its sole discretion, to use, reproduce, modify, improve, host, market, distribute, commercialize, license, sublicense and otherwise exploit the Acquired IP and the QIKBIM Business globally, directly or through any Affiliate, channel partner, reseller, customer, integration partner or other third party, subject only to applicable law.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

4.6 Future Improvements and Automatically Included Rights.

Any modifications, updates, upgrades, derivative works, improvements and enhancements to the Acquired IP developed solely by or for Buyer after the Effective Date using Buyer-funded resources, and not jointly developed with Seller (other than ordinary Transition Support by Seller under Article VI), shall be owned exclusively by Buyer and shall not automatically form part of the Acquired IP. Any modifications, updates, upgrades, derivative works, improvements or enhancements developed jointly by or for the Parties, or developed by or for Seller after the Effective Date, that relate to the Acquired IP or the QIKBIM Business shall automatically be included in the Acquired IP and be subject to the co-ownership percentages and governance mechanics set forth in this Agreement. Buyer shall continue to possess sole governance rights over all such jointly developed or Seller-developed future developments and improvements.

ARTICLE V. ECONOMICS; FUNDING; BOOKS AND RECORDS

5.1 Economic Sharing.

Subject to Section 5.2 and any other express provisions of this Agreement, Net Monetization Proceeds shall be shared fifty percent (50%) to Buyer and fifty percent (50%) to Seller. Buyer shall control invoicing, collection, accounting and remittance with respect to the Acquired IP and the QIKBIM Business, and shall provide Seller with a quarterly statement of Net Monetization Proceeds and amounts payable, if any, to Seller. Upon not less than fifteen (15) Business Days’ prior written notice, and not more than once in any calendar year, Seller may, at Seller’s expense and through an independent accountant bound by customary confidentiality obligations, review Buyer’s books and records solely to verify the quarterly statements and distributions under this Article V. If such review identifies an underpayment to Seller of more than five percent (5%) for the period reviewed, Buyer shall promptly pay the shortfall and reimburse Seller for its reasonable out-of-pocket review costs.

5.2 Buyer-Funded Development and Recovery Mechanics.

Unless and until the Parties agree otherwise in writing, all Buyer-Funded Development Amounts that are directly attributable to the QIKBIM Business, commercially reasonable in amount and documented in Buyer’s books and records shall be treated as preferred recoverable advances and shall be recouped by Buyer from Net Monetization Proceeds prior to any 50/50 distribution to Seller. Any future amendment to the funding mechanics shall be effective only if set forth in a written instrument signed by both Parties.

5.3 Tax Reporting and Administrative Control.

Buyer shall have sole responsibility for maintaining the principal books and operational records relating to the Acquired IP and the QIKBIM Business. The Parties shall cooperate in good faith regarding any tax reporting consequences of the co-ownership structure; provided, however, that Buyer shall control the timing and content of any public-company accounting, valuation and disclosure position relating to this Agreement.

5.4 No Implied Obligation to Fund by Seller.

Except as expressly agreed in a written amendment signed by both Parties, Seller shall have no obligation to contribute additional cash funding after the Effective Date, and any decision by Buyer to continue funding development, maintenance or commercialization shall not diminish Buyer’s sole governance rights.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

ARTICLE VI. TRANSITION SUPPORT; KNOWLEDGE TRANSFER; CONTINUITY

6.1 Transition Support Period.

Seller shall provide transition support, technical cooperation, bug fixes, troubleshooting, maintenance support, deployment support, knowledge transfer and handover assistance for a period of twenty-four (24) months following the Effective Date (the “Transition Support Period”). Such support shall include all services reasonably necessary to ensure continuity of operation, maintenance, modification and commercialization of the Acquired IP and the QIKBIM Business.

6.2 Service Levels.

During the Transition Support Period, Seller shall maintain qualified personnel capable of responding to critical issues affecting production use or material customer functionality within two (2) hours after notice and shall use commercially reasonable best efforts to resolve such issues as promptly as possible, consistent with enterprise software support standards. Seller shall not suspend service, throttle access, withhold personnel, lock repositories, disable systems, remove dependencies or otherwise impair continuity of operation.

6.3 Knowledge Transfer and Delivery of Materials.

Seller shall provide to Buyer all source materials, run-books, deployment guides, system architecture descriptions, change logs, repository lists, administrator credentials, hosting and access inventories, documentation, model notes, training records, testing records and other know-how reasonably necessary for Buyer and its designees to fully understand, maintain and operate the Acquired IP and the QIKBIM Business.

6.4 Further Assurances for Underlying Rights.

During the Transition Support Period, Seller shall use commercially reasonable efforts, at its sole cost and expense, to obtain, maintain, renew and preserve the Underlying Rights that are within Seller’s control or contractual reach and that are reasonably necessary for the then-current operation, maintenance and support of the QIKBIM Business. Seller shall not knowingly take any action that would materially impair such Underlying Rights and shall promptly notify Buyer of any written notice of termination, suspension or material restriction affecting any such Underlying Right.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF SELLER

7.1 Organization; Authority.

Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

7.2 Title; Sufficiency of Rights.

Seller owns, controls or is contractually entitled to use, and at Closing will own, control or be contractually entitled to use, the rights that Seller reasonably believes are necessary to assign the Acquired Interest and to permit Buyer to exercise the rights expressly granted under this Agreement, in each case subject to the terms of any third-party arrangements disclosed by Seller to Buyer in writing prior to the Effective Date. To Seller’s knowledge, the Acquired Interest is being transferred free and clear of all liens, claims, encumbrances, pledges, options, royalties, reversion rights, security interests and restrictions other than those created by this Agreement or disclosed in writing to Buyer prior to the Effective Date.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

7.3 No Conflict; No Additional Consents Required.

The execution, delivery and performance of this Agreement by Seller do not and will not: (a) conflict with any organizational document of Seller; (b) conflict with, violate, result in a breach of, or give rise to any termination, acceleration, penalty, additional payment, loss of rights or consent requirement under any material contract or arrangement binding upon Seller in a manner that would reasonably be expected to materially impair Seller’s ability to perform this Agreement; or (c) violate any applicable law or court order in any material respect. To Seller’s knowledge, no consent, waiver or authorization of any third party is required in order for Buyer to receive and exercise the rights expressly granted under this Agreement other than those expressly disclosed by Seller to Buyer in writing prior to the Effective Date.

7.4 Contributors; Contractors; Open Source.

To Seller’s knowledge and based on Seller’s current books and records, all employees, contractors, consultants and other Persons who contributed to the Acquired IP on behalf of Seller have executed agreements that Seller reasonably believes assign to Seller the rights necessary for Seller to perform this Agreement. Seller has disclosed to Buyer all material open-source software or third-party code of which Seller is aware that is incorporated into the Acquired IP and subject to copyleft, source-disclosure, patent retaliation or similar restrictive obligations, together with the component list, version information (if known), general use case and applicable license type (if known), in each case to the extent known to Seller. To Seller’s knowledge, no such materials materially impair the rights expressly granted to Buyer hereunder, except as expressly disclosed by Seller to Buyer in writing prior to the Effective Date.

7.5 No Hidden Restrictions; No Harmful Code.

The Acquired IP does not contain any undisclosed time bomb, kill switch, backdoor, lockout code, undisclosed remote-disable function, malicious code or other hidden restriction that could impair Buyer’s or any authorized user’s use, maintenance, hosting, deployment or commercialization of the Acquired IP or the QIKBIM Business. Seller has further disclosed in writing all material known defects, manual intervention points and operational dependencies on Seller or upstream support that are material to the practical operability of the Acquired IP.

7.6 Underlying Rights and Continuous Operability.

To Seller’s knowledge as of the Effective Date, Seller has in place, or is contractually entitled to receive, the Underlying Rights reasonably necessary for the Acquired IP and the QIKBIM Business to operate in substantially the manner currently conducted by Seller, subject to the terms of applicable third-party arrangements disclosed to Buyer in writing prior to the Effective Date. Seller has not received any written notice that any such Underlying Right will be terminated, suspended or materially restricted, except as disclosed in writing to Buyer prior to the Effective Date. During the Transition Support Period, Seller shall use commercially reasonable efforts to support continuity of such Underlying Rights in accordance with Section 6.4.

7.7 No Claims; No Notices.

There is no pending or, to Seller’s knowledge, threatened claim, action, arbitration, investigation, notice, interruption, material customer complaint or data / security incident alleging that the Acquired IP or the exploitation thereof infringes, misappropriates or otherwise violates any third-party right, or that Seller lacks sufficient title or rights to enter into this Agreement, except as expressly disclosed by Seller to Buyer in writing prior to the Effective Date.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

7.8 Completeness of Disclosure.

Seller has disclosed to Buyer all material facts, restrictions, dependencies, claims, gaps and risks known to Seller that could reasonably be expected to affect Buyer’s practical control of, or ability to use, operate, maintain, modify, support or commercialize, the Acquired IP or the QIKBIM Business, including all information and materials delivered by Seller to Buyer in connection with Buyer’s due diligence review and the transactions contemplated hereby.

7.9 No Other Licenses Granted.

Except as disclosed in writing to Buyer, Seller has not granted and is not obligated to grant any license, sublicense, co-ownership right, security interest or other exploitation right to any third party with respect to the Acquired IP that would conflict with Buyer’s rights under this Agreement.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF BUYER

8.1 Organization; Authority.

Buyer is duly organized, validly existing and in good standing under the laws of Hong Kong and has full corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

8.2 No Conflict.

The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with Buyer’s organizational documents or any material contract binding upon Buyer, except where such conflict would not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

ARTICLE IX. INDEMNIFICATION; SET-OFF; SPECIFIC PERFORMANCE

9.1 Seller Indemnification.

Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs and expenses (including reasonable attorneys’ fees and costs of investigation) incurred or suffered by any Buyer Indemnified Party arising out of or resulting from: (a) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; (b) any defect in title, chain of rights or sufficiency of rights relating to the Acquired IP or any Underlying Right; (c) any actual or alleged infringement, misappropriation or other violation of any third-party intellectual property or proprietary right resulting from the Acquired IP, the Underlying Rights or the QIKBIM Business; (d) any interruption, suspension, withdrawal, lapse, revocation or material reduction in scope of any Underlying Right, in each case to the extent arising from (i) Seller’s breach of this Agreement, or (ii) any fact, event or circumstance existing as of the Effective Date and not disclosed by Seller to Buyer in writing prior to the Effective Date; (e) any hidden lockout, disabling code, backdoor or undisclosed restriction in the Acquired IP; or (f) any Excluded IP or upstream rights issue that materially impairs Buyer’s ability to exercise the rights contemplated hereby, in each case to the extent not disclosed by Seller to Buyer in writing prior to the Effective Date.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

9.2 Buyer Indemnification.

Buyer shall defend, indemnify and hold harmless Seller from and against losses arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement.

9.3 Special Indemnity Nature.

The matters described in clauses (b) through (f) of Section 9.1 are hereby designated as fundamental and special indemnity matters. No general cap, basket, deductible or other limitation shall apply to such matters unless expressly stated in a written amendment executed by Buyer.

9.4 Set-Off Rights.

Without limiting any other rights or remedies available to Buyer, Buyer may set off any indemnifiable amount or other amount owed by Seller against any amounts otherwise payable by Buyer to Seller under this Agreement or otherwise in connection with the Acquired IP or the QIKBIM Business.

9.5 Specific Performance; Injunctive Relief.

The Parties acknowledge that a breach of Article III, Article IV, Article VI, Article VII or Section 9.1 by Seller could cause irreparable harm to Buyer for which monetary damages alone would be an inadequate remedy. Accordingly, Buyer shall be entitled to specific performance, injunctive relief and other equitable remedies, without proof of actual damages and without posting bond, in addition to any other remedy available at law or in equity.

9.6 Survival.

The representations, warranties and covenants of Seller relating to title, sufficiency of rights, Underlying Rights, hidden restrictions, contributors and no-conflict matters shall survive indefinitely. All other representations, warranties and covenants shall survive for the maximum period permitted by applicable law unless otherwise expressly limited herein.

ARTICLE X. CONFIDENTIALITY; PUBLICITY; PUBLIC COMPANY COOPERATION

10.1 Confidentiality.

Each Party shall keep confidential the existence, contents and terms of this Agreement and all non-public information received from the other Party in connection herewith, except to the extent disclosure is required by applicable law, regulation, stock exchange rule, court order or professional duty, in which case the disclosing Party shall, to the extent legally permissible, give prior notice to the other Party and reasonably cooperate regarding the timing and content of such disclosure.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

10.2 Public Announcements and SEC / Exchange Disclosure.

Buyer shall have the sole right to determine the timing, manner and content of any public announcement, securities filing, stock exchange filing, investor communication or other public-company disclosure relating to this Agreement, the Acquired IP or the QIKBIM Business. Seller shall not issue any public statement concerning this Agreement or the transactions contemplated hereby without Buyer’s prior written consent, except as required by law.

10.3 Audit, Valuation and Compliance Cooperation.

Seller shall reasonably cooperate with Buyer and Buyer’s auditors, valuation advisors, legal counsel, bankers and other representatives in connection with purchase price allocation, valuation support, accounting analysis, internal control review, disclosure analysis, public-company reporting, litigation and enforcement matters, and shall promptly furnish such records, schedules, confirmations and documentary materials as Buyer may reasonably request, including by way of authorized written confirmation, internal summary table, repository export, screenshot set or system-generated report where a standalone formal document does not exist.

ARTICLE XI. MISCELLANEOUS

11.1 Notices.

All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by internationally recognized courier, or transmitted by electronic mail (with confirmation of transmission), to the addresses set forth below (or to such other address as a Party may designate by notice):

If to Buyer:

Office for Fine Architecture Limited

Unit B, 16/F., Easy Tower, 609 Tai Nan West Street, Cheung Sha Wan, Hong Kong

Attention: Keith Chong

Email: keith@ofacorp.com

If to Seller:

Alan To AI Consultancy Co. Limited

Unit 03, 11/F, 383 King’s Road, North Point, Hong Kong

Attention: Alan To

Email: at@alanto.ai

11.2 Assignment.

Buyer may assign this Agreement, in whole or in part, to any Affiliate or in connection with any reorganization, financing, merger, asset sale or other strategic transaction involving Buyer or the QIKBIM Business. Seller may not assign, delegate or otherwise transfer this Agreement or any right or obligation hereunder without Buyer’s prior written consent, and any purported transfer in violation of this Section 11.2 shall be void.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

11.3 Entire Agreement; Amendment.

This Agreement, together with the certificates and instruments delivered hereunder, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements, whether written or oral, to the extent related to such subject matter. No amendment, supplement or waiver of this Agreement shall be effective unless set forth in a written instrument signed by Buyer and Seller.

11.4 Waiver; Cumulative Remedies.

No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof. All rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies available at law or in equity.

11.5 Severability.

If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and the invalid, illegal or unenforceable provision shall be deemed modified so as to be valid and enforceable to the maximum extent permitted by law while preserving the Parties’ original economic and legal intent as closely as possible.

11.6 Governing Law.

This Agreement and all disputes or claims arising out of or relating to this Agreement, its subject matter or its formation shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region, without regard to any choice-of-law or conflict-of-law rule that would require the application of the law of any other jurisdiction.

11.7 Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, shall be referred to and finally resolved by arbitration seated in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted, subject to the Arbitration Ordinance (Cap. 609) of Hong Kong. The tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English. The Parties agree that any interim or conservatory measures may be sought from any court of competent jurisdiction.

11.8 Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission or in portable document format (PDF) shall be deemed effective as original signatures.

11.9 Interpretation.

The headings in this Agreement are for reference only and shall not affect interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” The word “or” is not exclusive. Drafting presumptions that ambiguities are to be resolved against the drafting Party shall not apply to this Agreement.

QIKBIM INTELLECTUAL PROPERTY ASSIGNMENT AND CO-OWNERSHIP AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this IP Assignment and Co-Ownership Agreement to be executed by their duly authorized representatives as of the Effective Date.

OFFICE FOR FINE ARCHITECTURE LIMITED		ALAN TO AI CONSULTANCY CO. LIMITED

By:	/s/ Keith Chong	By:	/s/ Alan To
Name:	Keith Chong	Name:	Alan To
Title:	Chief Technology Officer	Title:	Founder and Managing Director

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